Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfenex Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-197672, 333-202903, 333-210241, 333-214555, 333-216745, 333-217844, 333-223684, and 333-231346) on Form S-8 and (No. 333-226727) on Form S-3 of Pfenex Inc. of our reports dated March 11, 2020, with respect to the consolidated balance sheets of Pfenex Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Pfenex Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
San Diego, California March 11, 2020